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                                    EXHIBIT 4

              Secured Recourse Promissory Note and Pledge Agreement

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              Secured Recourse Promissory Note and Pledge Agreement



Maker:                                   Nicholas L. Ribis
Principal Amount:                        $2,125,050
Dated:                                   April 25, 2001
Place of Delivery:                       New York, New York
Address of Maker                         P.O. Box 1718
                                         Arborview Road
                                         Morristown, New Jersey 07962-1718
Maturity Date:                           The fifth-year anniversary of the date
                                         first written above.

     SECTION 1. Promise to Repay; Interest; Prepayments; Events of Default; Acceleration of Maturity.

     (a) FOR VALUE RECEIVED, Nicholas L. Ribis (the "Maker"), an individual with an address set forth above, hereby unconditionally agrees to pay to the order of Colony Investors IV, L.P., a Delaware limited partnership ("Holder"), the Principal Amount set forth above in this Secured Recourse Promissory Note and Pledge Agreement (this "Note") in fourteen (14) consecutive quarterly installments commencing on the date that is eighteen (18) months after the date hereof and continuing on the last day of each third month thereafter through and including April 25, 2006 (the "Maturity Date"). Each quarterly payment shall be in an amount that would be sufficient to amortize the principal balance due under this Note as of the date of such quarterly payment is due, with interest at the rate then in effect, in equal quarterly installments (principal and interest) over the remaining term of this Note. Each payment shall be first applied to interest accrued and unpaid to the date payment is received and the remainder shall be applied to repay principal.

     (b) The initial interest rate on the unpaid principal amount of this Note from and including the date hereof until maturity, so long as the principal balance of this Note remains outstanding, shall be equal to 8.50% per annum. The Principal Amount of this Note shall be increased on the date that is twelve months from the date hereof by an amount equal to the accrued but unpaid interest on such date.

     (c) Payments of both principal and interest are to be made without set-off, defense or counterclaim and be free and clear and without any deduction or withholding for any taxes or fees of any nature whatever, unless the obligation to make such deduction or withholding is imposed by law, in lawful money of the United States of America in same day or immediately available funds to the account of Holder specified from time to time by Holder to the Maker.

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     (d) All sums not paid when due shall accrue interest at a penalty rate equal to 12%; provided, however, that the interest rate hereunder shall not exceed the maximum rate permitted by applicable law from time to time.

     (e) The Maker may prepay amounts due under this Note at any time without premium or penalty. Anything herein to the contrary notwithstanding, to the extent that the Maker sells any shares of stock of Colony RIH Holdings, Inc., a Delaware corporation ("Holdings") (including any stock into which such stock is converted and any distributions of stock in respect of such stock), one hundred percent (100%) of the net proceeds from the sale of such stock, after the payment of any commission and federal, state and local income taxes, shall be applied first to accrued interest, if any, second to any outstanding principal, and the remainder, if any, to the Maker.

     (f) Interest shall be computed on the basis of the actual number of days elapsed over a year of 365 days.

     (g) The principal of this Note shall become immediately due and payable upon the occurrence of any of the following events (a "Default"):

          (i) the Maker shall fail to make any payment of the principal of this Note when due and, except for payments due on the Maturity Date, such failure shall have continued for a period of five business days;

          (ii) the Maker shall fail to make any payment of interest on this Note when due and, except for payments due on the Maturity Date, such failure shall have continued for a period of five business days;

          (iii) the Maker shall fail to make any payments due on the Maturity Date when due;

          (iv) the Maker shall admit in writing his inability to pay debts when due or shall file a petition under any state or federal bankruptcy or insolvency statute or any such petition shall be filed against the Maker,

          (v) the security interest in the Shares (as defined in Section 2 below) purported to be created under this Note shall fail to constitute a first priority perfected security interest securing the Obligations (as defined in Section 2 below) by reason of some fault or action or omission by Maker; or

          (vi) the Maker shall fail to comply with any other covenant under this Note and such failure shall continue for a period of 30 days after written notice thereof shall have been given by Holder to the Maker.

     (h) The Maker waives presentment for payment, demand, protest and notice of dishonor.

     (i) Upon the occurrence of a Default, the Holder shall be entitled to receive any and all payments due to the Maker after payment of federal, state and local income taxes

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attributable to such payments under the terms of the Vice Chairman's Agreement, between Colony RIH Acquisitions, Inc., a Delaware corporation ("CRA") and the Maker, dated of even date herewith (the "Vice Chairman's Agreement"), or otherwise payable by CRA, Holdings, Holder or their respective affiliates, to the Maker, until the Principal Amount and all accrued but unpaid interest is paid in full. Upon payment in full of the Principal Amount and all accrued but unpaid interest, the right of the Holder to receive payments due to the Maker under the Vice Chairman's Agreement or otherwise, shall terminate and revert to the Maker.

     (j) In the event the Maker sells the Property (as defined below), the Maker shall apply the proceeds of such sale (x) first, to pay any mortgage or lien on the property existing on the date hereof and (y) second, to prepay (i) accrued but unpaid interest and (ii) the outstanding Principal Amount.

     (k) In the event Maker exercises his put right under Section 3.02(f) of the Vice Chairman's Agreement or CRA exercises its call right under Section 3.02(e) of the Vice Chairman's Agreement, and CRA is unable to make payment to Maker, Maker may transfer the aggregate number of Shares that have a Fair Market Value as to a Qualified Holder (as defined in Section 2.4(e) of the Stockholders Agreement) equal to the amount of any payment due under this Note to Holder in full satisfaction of such payment. Maker acknowledges that any such transfer shall be in full satisfaction of any purchase obligation CRA may have with respect to such transferred shares under Section 3.02(f) of the Vice Chairman's Agreement.

     SECTION 2. Pledge of Stock as Collateral.

     (a) As security for the repayment of the principal of and interest on this Note, and following a Default, the costs of collection of this Note (including, without limitation, reasonable attorneys' fees and expenses) (collectively, the "Obligations"), the Maker hereby grants to Holder a security interest in 1,050 shares of Class A Common Stock, par value $.01 per share, and 21,250 shares of Class B Common Stock of Holdings, par value $.01 per share (collectively, the "Shares"), including all cash and stock dividends and other distributions made from time to time in respect of the Shares and all proceeds thereof (the "Collateral"). Simultaneously with the execution of this Note, Maker is delivering to Holder the certificate(s) representing the Shares, which certificate(s) shall be registered in the name of Maker, duly endorsed in blank or accompanied by stock powers duly executed in blank, together with any documentary tax stamps and any other document necessary to cause Holder to have a good, valid and perfected first pledge of, lien on and security interest in such stock, free and clear of any mortgage, pledge, lien security interest, hypothecation, assignment, charge, right, encumbrance or restriction, other than pursuant to the Stockholders Agreement by and among Holdings, Maker, Holder, Colony RIH Voteco, LLC, a Delaware limited liability company and any additional security-holders of Holdings as identified from time to time on Schedule A thereto (the "Stockholders Agreement"), . At any time following a Default, any or all of the Shares held by Maker hereunder may be registered, at the option of Holder exercised in accordance with Section 2(d) hereof, in the name of Holder or in the name of its nominee as pledgee.

     (b) All noncash distributions and all extraordinary cash distributions (including liquidating dividends) shall be delivered promptly upon receipt to Holder to be held as Collateral. So long as no Default shall have occurred and be continuing, (i) all other dividends

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and cash distributions shall be received by the Maker and (ii) the Maker may vote all shares of stock included in the Collateral. Any distribution paid to Maker which is required to be paid to Holder shall be held in trust by the Maker prior to delivery to Holder.

     (c) The Principal Amount and accrued interest shall be fully recourse as to the Maker and Holder shall have all the rights and remedies of a secured party under the New York Uniform Commercial Code. To the extent that any notice is required to be given to the Maker in connection with the sale or other disposition of Collateral, the Maker agrees that 10 calendar days' notice is reasonable.

     (d) Upon the occurrence and during the continuance of a Default, all rights of Maker to exercise the voting and/or consensual rights and powers which Maker is entitled to exercise and/or to receive the dividends, and all other cash distributions which Maker is authorized to receive and retain shall cease pursuant to Section 2(b) hereof, at the option of Holder, and all such rights shall thereupon become vested in Holder, which shall have the sole and exclusive right and authority to exercise such voting and/or consensual rights and powers and/or to receive and retain such dividends, and cash distributions. In such case Maker shall execute and deliver such documents as Holder may reasonably request to enable Holder to exercise such rights and receive such dividends. In addition, Holder is hereby appointed the attorney-in-fact of Maker, with full power of substitution, which appointment as attorney-in-fact is irrevocable and coupled with an interest, to take all such actions after the occurrence and during the continuance of a Default, whether in the name of Holder or Maker, as Holder may consider necessary or desirable for the purpose of exercising such rights and receiving such dividends. Any and all money and other property paid over to or received by Holder pursuant to the provisions of this Section 2(d) shall be retained by Holder and shall be applied to the Obligations in accordance with the provisions hereof; and upon satisfaction of the Obligations, the balance of such money or other property shall be delivered to Maker.

     SECTION 3. Representations and Warranties. The Maker represents and warrants that this Note has been duly executed by him and constitutes his legal, valid and binding obligation.

     SECTION 4. Covenants. The Maker agrees, that so long as any portion of the Obligations remains unpaid, unless the Holder consents in writing, he will:

     (a) use his best efforts to sell his condominiums located at (i) 48C Trump International, 1 Columbus Circle, New York, New York and (ii) 161 Woodbridge Drive, Palm Beach, Florida 33480 (collectively, the "Property"), provided, however, that such sales need not be made at a price below fair market value;

     (b) not create or permit to exist any lien, mortgage or security interest of any nature whatsoever on the Collateral or Property other (i) than in favor of Holder, (ii) existing as of the date hereof or (iii) imposed as a result of non-delinquent real estate taxes;

     (c) not sell, assign or transfer the Collateral; and

     (d) at Holder's expense, execute and deliver promptly upon request such documents, and take all further action, which Holder may deem necessary or desirable to create,

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perfect or continue the perfection of the first priority security interest in the Collateral purported to be created in the Collateral to secure the repayment in full of the Obligations.

     SECTION 5. New York Law as Governing Law. This Note has been delivered in New York City, New York and shall be deemed to be a contract made under and governed by the internal laws of the State of New York (including for such purposes Section 5-1401 and 5-1402 of the General Obligation Law of the State of New York) without regard to conflicts of law principles.

     SECTION 6. Notices. All notices, requests and other communications provided for in this Note shall be given or made in writing delivered to the intended recipient at the address, in the case of the Maker, set forth above, and, in the case of Holder at 1999 Avenue of the Stars, Suite 1200, Los Angeles, California 90067 or as to the Maker or Holder at such other address as shall be designated by the Maker or Holder to the other from time to time. All such notices, requests or other communications shall be deemed to have been duly given when personally delivered or, in the case of a mailed notice, on the fifth calendar day after being deposited in the mails, postage prepaid, addressed as aforesaid.

     SECTION 7. No Oral Amendments or Waivers; Delay in Enforcement of Rights Not a Waiver by Holder. This Note may not be amended, modified or waived except by writing executed by the Maker and Holder. No failure on the part of Holder to exercise and no delay in exercising and no course of dealing with respect to any right, power or privilege under this Note shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Note preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

     SECTION 8. WAIVER OF TRIAL BY JURY. THE MAKER AND HOLDER EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (I) UNDER THIS NOTE OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALING OF THE PARTIES HERETO IN RESPECT OF THIS NOTE, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. MAKER AND HOLDER EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT MAKER OR HOLDER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS NOTE WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

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     IN WITNESS WHEREOF, the Maker has executed this Note as of the date set forth above.


                                        /s/ Nicholas L. Ribis
                                        ----------------------------------------
                                        Nicholas L. Ribis


                  [Signature Page to Note and Pledge Agreement]